Exhibit 23.2



                 CONSENT OF INDEPENDENT AUDITORS





The Stockholders and Board of Directors
The Reader's Digest Association, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Reader's Digest Association, Inc., relating to The Reader's Digest Association, Inc. 1994 Key Long Term Incentive Plan, of our reports dated September 7, 1994, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended June 30, 1994, which reports appear in or are incorporated by reference in the annual report on Form 10-K of The Reader's Digest Association, Inc. for the fiscal year ended June 30, 1994.


KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
New York, New York

December 13, 1994